Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of the 1st day of June, 2021, by and between Rekor Systems, Inc. (the “Company”), a Delaware corporation, and Michael Dunbar (the “Executive”).

WITNESSETH THAT:

The Company desires to employ the Executive, and the Executive wishes to accept such employment with the Company, upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.
Employment and Effective Date.

a)               The Effective Date of this Agreement (the “Effective Date”) is the date of execution and delivery by the Company and the Executive.

b)               The Executive’s title as of the Effective Date shall be Chief Revenue Officer of the Company. The Executive shall report to the Company’s President and Chief Executive Officer (the “CEO”). The position is located at the headquarter office in Columbia, Maryland. The position is considered “exempt” and the Executive is not entitled to overtime pay. The Executive hereby accepts such employment by the Company on the terms and conditions hereinafter set forth.

c)               The Parties agree that, notwithstanding anything to the contrary in this Agreement, Executive will be a part-time employee from June 1, 2021 through July 11, 2021. During this period, this Agreement shall be in effect, except that the Executive (i) will work a minimum of 10 hours per week; (ii) will be compensated at a rate of $7,500 per month; and (c) will not be eligible for the compensation and benefits described in Sections 2 and 5 below.

d)                The Executive’s full-time employment hereunder shall be effective as of July 12, 2021 and shall continue until July 12, 2023, unless terminated earlier pursuant to Section 8 of this Agreement; provided that, on July 12, 2023 and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least ninety (90) days prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder on a full-time basis is hereinafter referred to as the “Employment Term.”

2.
Compensation.

a)               In salary compensation for the Executive’s employment, the Company shall pay the Executive a base salary at an annualized rate of $375,000 (the “Base Salary”) in installments payable in accordance with the Company’s customary payroll practices and the law. The Executive shall be eligible for potential discretionary increases to base salary on a regular basis.

b)               The executive shall be considered for periodic performance bonuses up to 100% of base salary as determined by the Board in its sole discretion. The Executive understands that nothing herein should be interpreted as a guarantee of any discretionary performance bonus or pro-rata bonus upon termination of employment.

c)               The Executive shall be granted 50,000 shares of Restricted Stock Units as described in Rekor System, Inc.’s Restricted Stock Unit Agreement.

3.     Duties. The Executive shall have such executive-level duties as are assigned or delegated to him by the CEO, consistent with his then-current title. As of the Effective Date, the Executive’s title shall be as indicated above. The Executive recognizes, however, that this title can change, as can the executive duties associated therewith. The Executive shall devote substantially all his working time and attention to the business of the Company and shall cooperate fully in the advancement of the best interests of the Company. Subject to approval from the Company in writing in advance, the Executive, during the term of this Agreement or any extensions or renewals thereof agrees not to engage in any activities outside of the scope of the Executive’s employment that would detract from, or interfere with, the fulfillment of his responsibilities or duties under this Agreement.

4.      Expenses. Subject to Section 8 and subject to compliance by the Executive with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Company, the Executive is authorized to incur reasonable expenses in the performance of his duties hereunder in furtherance of the business and affairs of the Company, provided that the Company will reimburse the Executive for all such reasonable expenses upon the presentation by the Executive of an itemized account satisfactory to the Company in substantiation of such expenses when claiming reimbursement.

5.        Employee Benefits; Vacations. As of the first day of the month following the first full month of employment, the Executive shall be eligible to participate in such 401 (K), medical and other employee benefit plans of the Company that may be in effect or modified from time to time, to the extent eligible under the terms of those plans, on the same basis as other similarly situated executive officers of the Company. The Executive shall be entitled to paid vacation in accordance with the policies of the Company in effect from time to time, as determined by the Board.

6.  Indemnification and Liability Insurance.

a)               The Executive shall be indemnified and held harmless consistent with the provisions of the by-laws of the Company in effect at that time but in no event shall the Executive receive diminished rights or rights less than those rights provided by applicable law.

b)               During the Employment Term and for a period of two (2) years thereafter, the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

7.            Taxation of Payments and Benefits. The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

8.            Termination. Either the Executive or the Company may terminate the employment relationship at any time, with or without Cause (as such term is defined in Section 12) on advance notice as provided herein or with immediate effect if the termination is for Cause. The Executive agrees to give the Company at least fourteen (14) days prior written notice if he decides to terminate his employment. Except in the case of a termination for Cause, the Company agrees that it will provide identical notice. Upon termination of the Executive’s employment for any reason, the Executive will be entitled to any earned but unpaid Base Salary, any bonus approved prior to termination, reimbursement for unreimbursed expenses properly incurred by the Executive prior the termination, his vested stock grants and stock options. In addition, if terminated for reasons other than Cause or if the Executive resigns for Good Reason, the executive shall be entitled to such employee benefits, if any, to which the Executive may be entitled under the Company’s employee benefit plan(s) as of the termination. Additionally:

a)               In the event the Executive dies during the term of this Agreement, Executive’s employment hereunder shall automatically terminate as of the date of death.

b)               In the event the Executive becomes totally disabled during the term of this Agreement, this Agreement may be terminated by the Company as of the date of total disability in its sole discretion. For purposes of this Agreement, the Executive shall be deemed totally disabled if the Executive becomes so physically or mentally disabled as to be incapable, even with a reasonable accommodation by the Company to the extent required by applicable law, of performing the Executive’s duties for a period of ninety (90) days in any twelve (12) month period. Any question as to the existence of the Executive’s total disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive or his representative(s) and the Company. Such determination shall be final and conclusive for all purposes under this Agreement.

c)               Subject to compliance with Sections 8(d) and (e), in the event that the Executive’s employment is terminated by the Company for reasons other than death, Disability (as defined above) or Cause (as defined in Section 12) or in the event the Executive resigns his employment for Good Reason (as defined in Section 12), the Executive will be provided a severance package equal to four (4) months of the Base Salary for each full (1) year of employment, up to a maximum of 12 months (the “Separation Payment”). The Separation Payment shall be paid in twelve (12) equal monthly installments and shall begin within fifteen (15) business days of the effective date of the release noted in Section 8(g).

d)                In the event that the Executive’s employment is terminated for Cause or the Executive resigns without Good Reason, the Executive will not be entitled to any Separation Payment or any other severance remuneration.

e)                Upon a Change in Control during the Executive’s employment, the Company shall be entitled to terminate the Executive’s employment within one hundred and twenty (120) days of the Change in Control. In such event, the Company shall pay to the Executive, within forty- five (45) days of the termination (or otherwise in accordance with applicable law, if the law requires earlier or later payment), an amount equal to two (2) times the Executive’s Base Salary then in effect. For purposes of this Agreement, a Change in Control shall mean (i) a merger, consolidation or statutory share exchange in which the Company is a constituent party and the Company issues capital shares pursuant to such merger or consolidation, pursuant to which the equity holders of the Company as constituted immediately prior to such transaction will not own a majority, by voting power, of the capital shares of (A) the surviving or resulting entity, or (B) if the surviving or resulting entities a wholly-owned subsidiary of another entity immediately following such merger or consolidation, the parent corporation of such surviving or resulting entity; (ii) the sale, exchange, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, whether occurring as part of a single transaction or series of related transactions, or the disposition (and whether by merger or otherwise) of one or more of the subsidiaries if substantially all of the assets of the Company and its Subsidiaries, taken as a whole, are held by such subsidiary or subsidiaries, except where such sale, exchange, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of such person; or (iii) a transaction or series of transactions pursuant to which any person(s) acting together become(s) the “beneficial owner”(as defined in federal securities law), directly or indirectly, of more than fifty percent (50%) of the Company’s equity securities.

f)                Notwithstanding any termination of the Executive’s employment for any reason, the Executive will continue to be bound by the provisions of the Proprietary Rights Agreement (as defined below).

g)               All payments and benefits provided pursuant to Section 8(c) shall be conditioned upon the Executive’s execution and non-revocation of a general release of liabilities favoring the Company which is prepared and provided by the Company, substantially in the form of Exhibit A to this Agreement. The Executive’s refusal to execute such general release shall constitute a waiver by the Executive of any and all benefits referenced in Section 8(c). The Company will not be obligated to commence or continue any such payments to the Executive under Section 8(c) in the event the Executive breaches the terms of this Agreement or the Proprietary Rights Agreement and fails to cure such breach within thirty (30) days of written notice thereof detailing such breach, if such breach is deemed curable by the Company in its reasonable discretion.

h)               The Company shall have the right to offset against any Separation Payment (i) any undisputed amount owed by the Executive to the Company, provided that the Company possesses, or obtains from the Executive, written confirmation of such undisputed amount, and (ii) the amount of any claims it has against the Executive by reason of any breach of this Agreement.

i)           Immediately upon termination for any reason, the Executive will return any documents, records, data, apparatus, equipment and other physical property that have been furnished to the Executive by the Company or produced by the Executive in connection with Executive’s employment, which will remain the sole property of the Company.

9.            Confidentiality, Non–Solicitation and Invention Assignment Agreement. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of the Executive’s employment, the Executive has been required to execute a confidentiality, non-solicitation and invention assignment agreement in the form attached hereto as Attachment A (the “Proprietary Rights Agreement”) on the date hereof.

10.            Documents, Records, etc. Subject to the terms and provisions of the Proprietary Rights Agreement: (a) all documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information (as defined in the Proprietary Rights Agreement), which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company; (b) the Executive will return to the Company all such materials and property as and when requested by the Company; and (c) the Executive will return all such materials and property within ten (10) days upon termination of the Executive’s employment for any reason.

11.            No Conflict. Each party hereby represents and warrants to the other that (a) this Agreement constitutes that party’s legal and binding obligation, enforceable against it or him in accordance with its terms, (b) it or his execution and performance of this Agreement does not and will not breach any other agreement, arrangements, understanding, obligation of confidentiality or employment relationship to which it or he is a party or by which it he is bound, and (c) while the Executive is employed by the Company, it or he will not enter into any agreement, either written or oral, in conflict with this Agreement or its or his obligations hereunder.

12.  Definitions.

a)               The term “Cause” shall mean (i) discovery by the Company that any of the material information provided to the Company concerning the Executive’s qualifications, employment history and experience, certifications or licenses was untrue or that the Executive concealed a physical or mental condition that could materially impair the Executive’s ability to perform his responsibilities properly without reasonable accommodation as required by applicable law, if any, (ii) the Executive’s intentional, willful or knowing failure or refusal to follow, support or enforce any legal or regulatory requirement applicable to the Company or the Company’s lawful policies, as adopted by the Board from time to time, or perform the Executive’s duties (other than as a result of physical or mental illness, accident or injury); (iii) the Executive’s intentional, willful or knowing failure or unreasonable refusal to perform the Executive’s duties (other than as a result of physical or mental illness, accident or injury) provided the Executive is given written notice describing such failure and fails to cure the same within fifteen (15) days after receipt of such notice; (iv) dishonesty, willful or gross misconduct, gross ineptitude, or willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or other illegal conduct by the Executive in connection with the Executive’s employment with the Company or breach of fiduciary duty that involves personal profit; (v) the Executive’s conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony (exclusive of any felony relating to negligent operation of a motor vehicle) or a crime of moral turpitude; (vi) competition with the Company or unauthorized use of any trade secret or other confidential information; and (vii) a material breach by the Executive of this Agreement, the Proprietary Rights Agreement or any other written agreement between the Executive and the Company or any of its affiliates; provided, however, that the Company shall be required to give the Executive fifteen (15) calendar days prior written notice of its intention to terminate the Executive for Cause and to provide the specific grounds thereof in the event the Company invokes clause (ii) of this Section or a finding of “gross ineptitude” as set forth in clause (iv) of this Section, and the Executive shall have the opportunity during such fifteen (15) day period to meet with a Company representative designated by the Board and cure such event if such event is capable of being cured; provided, further, that in the event that the Executive terminates his employment with the Company during such fifteen (15) day period for any reason, such termination shall be considered a termination for Cause. For purposes of this Section, (x) no act or failure to act on the part of the Executive shall be considered “willful” unless it is intentionally done, or intentionally omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company; and (y) any willful or grossly negligent conduct of the Executive that results in the failure of the Company to comply with a significant financial statutory or regulatory requirement shall be considered grounds for termination for Cause.

b)                The term “Good Reason” shall mean (i) any material reduction of the Executive’s Base Salary, unless similar reductions are imposed on all similarly situated executive officers of the Company; (ii) any material breach by the Company of its obligations under this Agreement including, but not limited to, its obligation to assign Executive duties consistent with Section 3 of this Agreement; (iii) a change without the Executive’s consent in the principal location of the Company’s office to an office that is more than sixty-five (65) driving miles by the shortest reasonable driving route from the previous location (if such move materially increases the Executive’s commute); and (iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in generally the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; provided, however, that in any case the Executive seeks to invoke “Good Reason” under this Agreement, the Executive (x) must provide the Company with written notice of the Executive’s intention to terminate the Executive’s employment and the specific grounds thereof within fifteen (15) days after the Executive’s discovery of the event that the Executive believes constitutes Good Reason; (y) must give the Company an opportunity to cure for fifteen (15) days following receipt of such notice from the Executive, if the event is capable of being cured, or, if not capable of being cured, to have the Company’s representatives meet with the Executive and the Executive’s counsel to be heard regarding whether Good Reason exists; and (z) must terminate employment within fifteen (15) days after the end of the cure period if the Good Reason condition is not cured.

c)               The term “person” shall mean any individual, corporation, firm, association, partnership, other legal entity or other form of business organization.

          13.  Section 409A of Internal Revenue Code.

a)                Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code (“Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

b)                The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

c)               The determination of whether and when a separation from service has occurred shall be made by the Company in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

d)               The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

14.            Successors and Assigns; Entire Agreement; No Assignment. This Agreement shall be binding upon, and shall inure to the benefit of the parties and their respective successors, heirs, distributes and personal representatives including, with respect to the Company, any successor of Company through merger, acquisition, corporate reorganization, or any other business combination. This Agreement and the Proprietary Rights Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede other prior and/or contemporaneous arrangements or understandings with respect thereto. The Executive may not assign this Agreement without the prior written consent of the Company. The Company may assign this Agreement, without the consent of the Executive, to any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the part of the Company in which the Executive works. In the event of such an assignment, the term “Company” as used herein shall be deemed to refer to such assignee or successor.

15.            Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered, mailed by registered or certified mail (three days after deposited), or sent by a nationally recognized courier service, to the following address (provided that notice of change of address shall be deemed given only when received):

If to the Company:	Rekor Systems, Inc.
7172 Gateway Driv
Columbia, Maryland 21046 Attn: General Counsel

If to Executive:	Michael Dunbar

or to such other names and addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 15. A copy of any such notice or communication under this Section 15 shall be transmitted via electronic mail to the party’s corresponding email address on the same day as the notice’s or communication’s hand-delivery, mailing, or transmission by courier service.

16.            Changes; No Waiver; Remedies Cumulative. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, without the prior written consent of each of the parties hereto. Either party’s waiver or failure to enforce the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of any rights hereunder with respect to other violations of this or any other agreement. No remedy conferred upon the Company or the Executive by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

17.            Construction. Neither this Agreement nor any uncertainty or ambiguity in this Agreement shall be construed against any party hereto, whether under any rule of construction or otherwise, because the parties acknowledge that each party has cooperated in the drafting, negotiation and preparation of this Agreement.

18.            Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the law of the State of Maryland, without regard to conflicts of law principles.

19.            Severability. The Executive and the Company agree that should any provision of this Agreement or the Proprietary Rights Agreement be declared illegal, invalid or unenforceable by a Court of competent jurisdiction, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

20.          Headings; Counterparts. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original, and may be transmitted electronically, with such electronic copy serving as an original.

21.          Entire Agreement. This Agreement and the Proprietary Rights Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede other prior and contemporaneous arrangements, agreements, promises, warranties and understandings with respect thereto. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement or the Proprietary Rights Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

REKOR SYSTEMS, INC.

/s/ Robert Berman
Name: Robert Berman
Title: Chief Executive Officer

/s/ Michael Dunbar

EXHIBIT A
[FORM OF RELEASE AGREEMENT]

THIS AGREEMENT AND RELEASE (this “Agreement”), dated as of (“Effective Date”), is entered into by and between Michael Dubar (“Executive”) and Rekor Systems, Inc. (the “Company”) (jointly, the “Parties”).

WHEREAS, Executive is currently employed by the Company; and

WHEREAS, Executive’s employment with the Company will terminate effective as of [date].

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the sufficiency of which the Parties hereby acknowledge, Executive and the Company hereby agree as follows:

1.            Executive shall be provided severance pay and other benefits (the “Severance Benefits”) in accordance with the terms and conditions of the employment agreement by and between Executive and the Company (the “Employment Agreement”); provided, that no such Severance Benefits shall be paid or provided if Executive revokes this Agreement pursuant to Section 4 below.

2.            Executive, for and on behalf of himself and his heirs, successors, agents, representatives, executors and assigns, hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, or causes of action (each, a “Claim”) arising out of or relating to Executive’s employment or termination of employment with the Company, both known and unknown, in law or in equity, which Executive may now have or ever had against the Company or any equity holder, agent, representative, administrator, trustee, attorney, insurer, fiduciary, employee, director or officer of any member of the Company, including their successors and assigns (collectively, the “Company Releasees”). Released Claims include, without limitation, any claim for any severance benefit which might have been due Executive under any agreement executed by and between the Company and Executive, and any complaint, charge or cause of action arising out of his employment with the Company under any federal or state Law or regulation, including, but not limited to, the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age against individuals who are age 40 or older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act of 1988, all state anti- discrimination and wage payment laws, all as amended, as well an any other applicable federal, state and local statutes, ordinances and regulations. By signing this Agreement, Executive acknowledges that Executive intends to waive and release any rights known or unknown Executive may have against the Company Releasees under these and any other laws; provided, that Executive does not waive or release (i) Claims with respect to the right to enforce this Agreement or those provisions of the Employment Agreement that expressly survive the termination of Executive’s employment with the Company; (ii) Claims with respect to any vested right Executive may have under any employee benefit or compensation plan of the Company; (iii) any rights to coverage under any applicable insurance policy; or (iv) Claims that cannot be validly waived as a matter of law.

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THIS MEANS THAT, BY SIGNING THIS RELEASE, EXECUTIVE WILL HAVE WAIVED ANY RIGHT EXECUTIVE MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE COMPANY RELEASEES BASED ON ANY ACTS OR OMISSIONS OF THE COMPANY RELEASEES UP TO THE DATE OF THE SIGNING OF THIS RELEASE, TO THE EXTENT PROVIDED FOR ABOVE. NOTWITHSTANDING THE ABOVE, NOTHING IN THIS AGREEMENT SHALL PREVENT EXECUTIVE FROM (I) INITIATING OR CAUSING TO BE INITIATED ON HIS BEHALF ANY PROCEEDING AGAINST THE COMPANY BEFORE ANY LOCAL, STATE OR FEDERAL AGENCY, COURT OR OTHER BODY CHALLENGING THE VALIDITY OF THE WAIVER OF HIS CLAIMS UNDER ADEA CONTAINED IN THIS AGREEMENT (BUT NO OTHER PORTION OF SUCH WAIVER); OR (II) INITIATING OR PARTICIPATING IN (BUT NOT BENEFITING FROM) AN INVESTIGATION OR PROCEEDING CONDUCTED BY A GOVERNMENTAL AGENCY CHARGED WITH ENFORCING LAWS UNDER THEIR JURISDICTION, SUCH AS THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION.

3.            Executive acknowledges that Executive has been given twenty-one (21) days from the date of receipt of this Agreement to consider all of the provisions of this Agreement and, to the extent he has not used the entire 21-day period prior to executing this Agreement, Executive does hereby knowingly and voluntarily waive the remainder of said 21-day period. Executive further acknowledges that he has read this agreement carefully, has been advised by the Company to consult an attorney, and fully understands that by signing below he is giving up certain rights which he may have to sue or assert a claim against any of the Company Releasees, as described herein and the other provisions hereof. Executive acknowledges that he has not been forced or pressured in any manner whatsoever to sign this agreement, and Executive agrees to all of its terms voluntarily.

4.           Executive shall have seven (7) days from the date of Executive’s execution of this Agreement to revoke the release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Executive revokes the Agreement, Executive will be deemed not to have accepted the terms of this Agreement.

5.           Each party and its counsel have reviewed this Release and has been provided the opportunity to review this Release and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Instead, the language of all parts of this Release shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

6.           This Agreement will be deemed to be made and entered into in the State of Maryland, and be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to its principles of conflicts of laws.

2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

REKOR SYSTEMS, INC.

By:
Name
Title:

 Michael Dunbar